UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015

Biota Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Northwinds Parkway, Suite 100 Alpharetta, GA		30009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 221-3350

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 21, 2015, Dr. James Fox, notified the Company of his intention not to stand for reelection to the Board of Directors (the “Board”) of Biota Pharmaceuticals, Inc. (the “Company”), at its Annual Meeting of Stockholders in November 2015. There was no disagreement between Dr. Fox and the Company on any matter relating to the Company’s operations, policies or practices relative to his decision not stand for reelection to the Board.

(c) On September 21, 2013, the Board elected Mr. Armando Anido and Dr. Michael Dunne as directors. In connection with their election, each of Mr. Anido and Dr. Dunne was granted an option to purchase 30,000 shares of the Company’s common stock under the Company’s 2007 Omnibus Equity Incentive Plan, which will vest on the first, second and third annual anniversary of the date of grant. Mr. Anido and Dr. Dunne will also be entitled to receive the non-employee director compensation to which all non-employee directors are entitled as such compensation is then in effect. In addition, the Company has entered into its standard form of indemnification agreement with each of Mr. Anido and Dr. Dunne pursuant to which the Company is required to indemnify each of them against certain liabilities that may arise by reason of his status or service as a director.

The Board has determined that each of Mr. Anido and Dr. Dunne is an independent director under the NASDAQ listing standards. There is no arrangement or understanding between Mr. Anido and Dr. Dunne and any other person pursuant to which they were elected as a director, and there are no transactions in which Mr. Anido and Dr. Dunne has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Anido will serve on the Compensation Committee and Dr. Dunne will serve on the Nominating and Governance Committee.

On September 21, 2015, Biota Pharmaceuticals, Inc. (the “Company”) issued a press release announcing the appointments of Mr. Anido and Dr. Dunne. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated September 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biota Pharmaceuticals, Inc.
Date: September 22, 2015	/s/ Joseph M Patti
	Name:	Joseph M Patti
	Title:	Chief Executive Officer and President
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated September 22, 2015.